EXCLUSIVE LICENSE AGREEMENT

                                     BETWEEN

                                  MAXXON, INC.

                                       AND

             WAYLAND J. RIPPSTEIN, JR., KEN KELTNER AND LYNN CARTER

     THIS EXCLUSIVE LICENSE AGREEMENT ("Agreement") is entered into by and among MAXXON, INC. ("MAXXON"), and WAYLAND J. RIPPSTEIN, JR. ("RIPP"), KEN KELTNER ("KELTNER") and LYNN CARTER ("CARTER") (together RIPP, KELTNER and CARTER are referred to collectively as the "LICENSORS").

                                    RECITALS

     WHEREAS, LICENSORS own all the rights, titles and interests in and to that certain single-handed, vacuum-operated safety syringe device and technology ("Ripp Syringe") covered to be covered by a US Patent to be filed on or before December 31, 1999 ("US Patent Application"), together with all improvements, modifications, and changes therein made therein by LICENSORS while this Agreement remains in effect and all patents, patent applications, patent rights, and other intellectual property rights therein ("Invention"); and

     WHEREAS, LICENSORS will file and prosecute with their best good faith diligent efforts the US Patent Application to completion through the US Patent and Trademark Office and may apply for additional patent protection in the Invention in jurisdictions other than in the US; and

     WHEREAS, additional development of the Invention is required; and

     WHEREAS, MAXXON desires to acquire, and LICENSORS desire to grant to MAXXON, an exclusive worldwide license to use, exploit and practice the Invention, to design, develop and manufacture products that incorporate the Invention ("Licensed Products") and to make, market, commercialize, sell, distribute and use the License Products on a worldwide basis.

     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged, the parties agree as follows:

                                 I. DEFINITIONS

     The capitalized terms defined herein have the following meanings:

     "Agreement"  is  defined  in  the  Introduction   this  Exclusive   License
Agreement, together with any exhibits, schedules, amendments, modifications and changes therein from time to time.

     "CARTER" is defined in the Introduction.

     "KELTNER" is defined in the Introduction.

     "Invention" is defined in the Recitals.

     "License" means the exclusive worldwide license in the Invention granted by this Agreement.

     "Licensed Products" means any product or part, apparatus, method, or service, which uses or incorporates within it any of the Patent Rights and which:

     (i) Is covered in whole or in part by an issued, unexpired claim or pending claim contained in the Patent Rights in the country in which any such product or part thereof is made, used or sold; or

     (ii) Is manufactured using a process or employees a practice or process which is covered in whole or in part by an issued patent or an unexpired claim contained in the Patent Rights; or

     (iii) Includes any process or method which is covered in whole or in part by an issued patent, or contains an unexpired claim contained in the Patent Rights.

     "LICENSORS" is defined in the Introduction.

     "MAXXON" is defined in the Introduction.

     "Minimum Royalties" is defined in Paragraph 3.03 below.

     "Net Sales" shall mean the gross receipts of moneys or cash equivalents actually received by MAXXON in consideration for the sale of Licensed Products transferred by MAXXON or by any sublicensee, distributor or sales representative of MAXXON from any jurisdiction in which the Patent Rights remain in full force and effect at the time of such sale, computed on a calendar quarter basis, less allowances for the following items which are directly related to the sale of Licensed Products:

          (a)  Cash, trade, or quantity discounts; and

          (b)  Taxes, including sales taxes;

          (c) Import, export and other customs fees and duties; and

          (d)  Extension of credits and any bad debts; and

          (e)  Returned or stopped checks or payment for any reason; and

          (f)  Returns, rejections and replacements of Licensed Products; and

          (g)  Cost of insurance in transit; and

          (h) Commissions paid to foreign sales or export/import/customs agents or other similar representatives; and

          (i)  Special packaging; and

          (j)  Transportation and handling charges; and

          (k) Other similar charges related directly to the sale of Licensed Products.

Net Sales shall be deemed to have occurred when Maxxon actually receives payment there for and such payment has cleared all applicable banking channels and is not subject to be stopped or canceled.

     "Patent Rights" means all intellectual property and other rights at common law and all rights arising from the US Patent Application and any other provisional or non-provisional patent applications and all amendments and modifications therein, together with all re-examinations, extensions, or continuations covering the Invention, and all patents issued covering any portion of the Invention, and all other intellectual property rights with respect to the Invention, together with all modifications, changes and improvements therein.

     "RIPP" is defined in the Introduction.

     "Ripp Syringe" is defined in the Recitals.

     "US Patent Application" is defined in the Recitals.

                         II. GRANT OF EXCLUSIVE LICENSE

     2.01 EXCLUSIVE LICENSE. LICENSORS hereby grant to MAXXON, and MAXXON hereby accepts from LICENSORS, upon the terms and conditions herein specified, an exclusive worldwide License to do the following:

     (i)  Use, exploit and practice the Patent Rights; and

     (ii) Design, develop and improve, and assist LICENSORS to design, develop and improve the Invention and the Licensed Products; and

     (iii)Make, market, commercialize, sell and use Licensed Products;

     (iv) Sublicense and contract with others to provide services in connection with Licensed Products to do any of the foregoing.

     2.02 PROHIBITED ACTS BY LICENSORS. LICENSORS agree that they will not:

     (i)  Grant any licenses in the Invention or the Patent Rights to others; or

     (ii) Provide Licensed Products to others for any commercial purpose; or

     (iii)Subject to and consistent with Article VII hereof, permit others to use the Invention or Licensed Products for any commercial use.

     Notwithstanding the provisions contained in Paragraphs 2.01 and 2.02 above, LICENSORS agree to provide consulting and other assistance in the design, development and commercialization of Licensed Products, to assist and cooperate with Maxxon in the design, development and commercialization of Licensed Products; and to provide consulting services for and cooperation with engineers, mold manufacturers, and manufacturers of Licensed Products to advance and further the commercialization of Licensed Products.

     2.03 RESERVATION OF RIGHTS. LICENSORS reserve the right to make, use and further develop the Invention and to practice the Invention or the Patent Rights for their own educational, research and non-commercial purposes; but they agree that they will not make or permit others to make commercial sales or use of Licensed Products except through MAXXON or its authorized representatives.

     2.04 DUE DILIGENCE. The parties agree to use their good faith diligent efforts to bring one or more Licensed Products into the commercial market and to continue active, diligent marketing efforts for one or more Licensed Products throughout the life of this Agreement.

     2.05 SUBLICENSING BY MAXXON. MAXXON has the right to grant sublicense, distribution, manufacturing and marketing rights to third parties in its sole discretion upon terms and conditions it deems appropriate. MAXXON agrees to consult with LICENSORS before any such transaction and to give sympathetic consideration to the comments, questions and concerns of LICENSORS with respect thereto, provided that LICENSORS shall not have the right to veto any such transaction. Copies of all such agreements shall be provided to LICENSORS. For purposes of coordination and cooperation contemplated by the Paragraph, the LICENSORS hereby designate RIPP as their representative, and MAXXON shall be deemed to have coordinated with LICENSORS hereunder if MAXXON has coordinated with LICENSOR's designated representative. MAXXON hereby designates Dr. Thomas Coughlin, Jr. as its representative.

     2.06 COMMERCIAL DISTRIBUTION OF LICENSED PRODUCTS. The License rights granted hereunder entitle MAXXON to make, use, sell, practice, exploit and distribute Licensed Products and to permit others to do the same, through any of its or their affiliates, subsidiaries and distributors, and to sell Licensed Product through any channels of commerce, including manufacturers.

     2.07 PERFORMANCE SCHEDULE. MAXXON and the LICENSORS agree to cooperate in good faith with each other, to communicate and coordinate promptly and use their best good faith diligent efforts to bring the Ripp Syringe to commercialization as promptly as reasonably possible under all the circumstance. In that regard, upon the execution of this Agreement, Dr. Thomas Coughlin, Jr. of MAXXON and RIPP will promptly meet to arrange the manufacture of soft molds for the making of a prototype of the Ripp Syringe and coordinate with each other to establish a schedule for the making of a full working prototype of the Ripp Syringe as soon as is reasonably possible. Thereafter, MAXXON and the LICENSORS will continue to bring the Ripp Syringe to market with all deliberate speed. MAXXON and LICENSORS may designate successor representatives to assist in the technical development of the Ripp Syringe from time to time by giving the other notice of the successor technical representative.

     2.08 REQUIREMENT TO USE GOOD FAITH EFFORTS TO COMMERCIALIZE. MAXXON agrees to use its good faith diligent efforts to commercialize the Ripp Syringe after Completion of Development of the Ripp Syringe.

                                III. COMPENSATION

     3.01 ROYALTIES. MAXXON agrees to pay LICENSORS royalties at the rate of 4% per cent of Net Sales of Licensed Products which MAXXON actually receives from the sale of Licensed Products, paid quarterly on or before the last day of January, April, July, and October of each year in which Licensed Products are sold. MAXXON agrees to provide LICENSORS a report of Net Sales in sufficient detail for the LICENSORS to calculate applicable royalties.

     3.02 PAYMENTS UPON THE OCCURRENCE OF CERTAIN CONDITIONS. MAXXON agrees to pay LICENSORS $200,000 as follows: $100,000 to RIPP; $50,000 to KELTNER; and $50,000 to CARTER, subject to satisfaction of the following conditions: (1) The issuance of a US Patent covering the Ripp Syringe and the Invention; (2) The completion of a fully functional and working safety syringe using the Invention; and (3) FDA approval to sell Ripp Syringes in the US; provided that the events set forth in subparagraphs (1), (2), and (3) above shall occur on or before September 30, 2001; and further provided that MAXXON agrees to pay the obligations represented by this paragraph on a superior basis to all other indebtedness out of the first $200,000 of net profits from the sale of Ripp Syringes, even if those syringes do not have FDA approval and even if those syringes are sold in jurisdictions not requiring FDA approval. In the event such events have not occurred by September 30, 2001, then the obligations of MAXXON to pay the LISENSORS under this paragraph shall be terminated and of no force or effect. In addition, the unpaid principal balance of the obligations to pay LICENSORS under this paragraph shall bear interest at the simple rate of 8% per annum, compounded annually, from and after the due date until paid in full.

     3.03 MINIMUM ROYALTIES. MAXXON agrees to pay LICENSORS a minimum annual royalty in order to keep the License in full force and effect from and after Completion of Development of the Ripp Syringe as follows:

     A.   BEGINNING  ON  THE  4TH  annual   anniversary   after   Completion  of
          Development of the Ripp Syringe and for each of the next 3 years, $10,000 less Royalties paid in the previous year; and

     B.   BEGINNING  ON  THE  7TH  annual   anniversary   after   Completion  of
          Development of the Ripp Syringe and for each of the next 3 years, $15,000 less Royalties paid in the previous year; and

     C.   BEGINNING  ON  THE  10TH  annual   anniversary   after  Completion  of
          Development of the Ripp Syringe and for each year thereafter, $20,000 less Royalties paid in the previous year.

     3.04 INITIAL SUBLICENSE FEES. MAXXON agrees to pay to LICENSORS 10% of all initial sublicense, distribution and other marketing fees actually received by MAXXON, in addition to the royalty payment set forth in Paragraph 3.01 above.

     3.05 REIMBURSEMENT OF PATENT COSTS. MAXXON agrees to escrow $10,000 upon the execution of this Agreement to be used to pay patent application fees in connection with the Invention as an advance against royalty payments provided for in Paragraph 3.01. MAXXON may pay other patent fees and expenses from time to time as an advance against royalties provided for in Paragraph 3.01 above, including patent and maintenance fees, reasonable attorneys' fees and expenses and other costs incurred in connection with filing, prosecuting, securing and maintaining Patent Rights.

     3.06 OPTIONS IN MAXXON COMMON STOCK. MAXXON agrees to grant to LICENSORS stock options to purchase 1,600,000 shares in the aggregate of Common Stock of MAXXON in accordance with the Option Agreements attached as exhibits hereto. The Options and the Option shares issuable upon the exercise of such Options may be pledged as collateral to secure loans to an INVENTOR, but the foreclosure upon a default thereof shall be subject to all applicable laws, rules and regulations, including applicable federal and state securities laws.

     3.07 ADDITIONAL COMPENSATION. In the rights of MAXXON hereunder are sold or MAXXON is a participant in a merger, share exchange, reorganization, or other form of business acquisition before any Licensed Product is sold, then MAXXON agrees to deliver to LICENSORS 25% of the compensation received by MAXXON upon the consummation of any such transaction, after the payment of creditors but before the distribution of any consideration to the shareholders of MAXXON.

     3.08 FORM OF PAYMENTS. All payments to LICENSORS hereunder shall be paid in the same form of consideration as is received by MAXXON; provided however, MAXXON in its discretion may make any such payments in US dollars. All payments in currencies other than U.S. dollars shall be calculated using the appropriate exchange rate for such transactions quoted by the Citibank NA, New York foreign exchange desk on the last banking day of each calendar quarter.

                            IV. TERM AND TERMINATION

     4.01 TERM. This Agreement shall become effective as of the first date set forth above and shall continue in effect for the last Patent Rights to expire in any country in which a patent may have been issued, extended or renewed. MAXXON shall not be required to pay royalties by reason of the manufacture, use or sale of Licensed Products in any jurisdiction after the License has expired or the Patent Rights have expired in that jurisdiction.

     4.02 TERMINATION. This Agreement may be terminated by a party:

     (d) In the event the other party commits any material breach of its duties under this Agreement by giving written notice thereof to the other party stating the nature of the defaults claimed. The breaching party shall have 60 days to cure the asserted defaults. This Agreement shall continue in full force and effect as if such notice had not been given if the breaching party cures the defaults.

     (b) This Agreement shall terminate at the election of a party if either MAXXON or LICENSORS permits any of the following events to occur:

          (i)  A party suspends or abandons its business; or

          (ii) A  party  files  a  voluntary   petition  in  bankruptcy  or  any
               creditors' rights proceeding filed against it; or

          (iii)A party admits the material allegations in any involuntary petition in bankruptcy or any creditors' rights proceeding filed against it; or

          (iv) A party makes a general assignment of all or substantially all its assets for the benefit of creditors; or

          (v) A party applies for or consents to the appointment of a receiver or trustee or similar representative over all or substantially all its assets.

     4.03 EFFECT OF TERMINATION. Upon termination of this Agreement, MAXXON shall cease all production and sale of Licensed Products, except for the production and sale of Licensed Products on which production had begun prior to notice of such termination or orders have been accepted prior to the receipt of notice of termination. MAXXON may continue to sell such Licensed Products for up to one year after such notice upon payment of royalties accruing thereon. MAXXON agrees to provide a report of Net Sales to the LICENSORS of any royalties which may become due by reason thereof.

                 V. PROSECUTION AND MAINTENANCE OF PATENT RIGHTS

         LICENSORS shall prosecute, pursue and maintain the US Patent Application and all other patent applications relating to the Invention and to use their best, good faith, diligent efforts to secure patents in the US and in such other jurisdictions as the parties mutually agree and to protect all the Patent Rights and intellectual property rights relating thereto, using patent counsel of their choice; provided, however, that MAXXON shall have reasonable opportunities to advise LICENSORS with respect to marketing and other considerations related to the Licensed Products and related needs for intellectual property protection, and MAXXON shall cooperate with LICENSORS with respect to the filing, prosecution and maintenance of such patent applications and patents. LICENSORS shall cooperate and coordinate with MAXXON on such filings and provide copies of material documents relevant to any such filings in sufficient time to review and comment upon such documents before filed. All attorneys' fees and expenses, filing fees and other costs of preparing, filing and prosecuting such applications patent issuance shall be the responsibility of LICENSORS. If LICENSORS elect not to pay the expenses of a patent application or maintain an issued patent included within the Patent Rights or seek a patent in a jurisdiction which MAXXON believes is important to protect the rights of the Invention, MAXXON shall have the right to pursue such patent protection and charge the costs thereof to LICENSORS; provided, however, MAXXON shall notify LICENSORS.

                               VI. CONFIDENTIALITY

     MAXXON has entered into a Confidentiality Agreement with LICENSORS prior to the date hereof. The obligation of confidentiality thereunder shall continue in accordance therewith; provided, however, the obligation of confidentiality shall not apply to information which is:

     (a) In the public domain or which becomes generally available to the public through no fault of the receiving party; or

     (b) Already known to or in the possession of the receiving party prior to disclosure by the disclosing party; or

     (c) Disclosed on a non-confidential basis from a third party having the right to make such a disclosure; or

     (d) Independently developed by the receiving party (by activity not associated with the Patent Rights); or

     (e) Not in fact confidential, proprietary or competitively sensitive; or

     (f) Required to be disclosed by law or governmental order.

                                VII. INFRINGEMENT

     7.01 THIRD PARTY INFRINGEMENT OF PATENT RIGHTS. MAXXON and LICENSORS shall promptly provide written notice to the other party of any alleged infringement by a third party of the Patent Rights and provide such other party with any available evidence of such infringement. In the event there is good reason to believe infringement of any of the Patent Rights is occurring, the parties will jointly take prompt action to abate or settle such infringement. Either party shall have the right to institute an action in its own name in so far as permitted by law to abate the infringement and may join the other as a party plaintiff.

     7.02 ENFORCEMENT AND DEFENSE. MAXXON shall have the right to prosecute and defend, at its own expense and utilizing counsel of its choice, any claim of infringement of or challenge to the validity of the Patent Rights. MAXXON shall promptly provide LICENSORS copies of all material documents in such proceedings. No settlement, consent judgment or other voluntary final disposition of any such suit may be entered into without the written consent of LICENSORS, which consent shall not unreasonably be withheld.

     7.03 COSTS OF ENFORCEMENT AND DEFENSE. In the event that MAXXON shall undertake the enforcement or defense of the Patent Rights, MAXXON shall have the right to withhold and set off royalties payable hereunder to LICENSORS to cover their equal share of all such costs and expenses. In the event MAXXON recovers from the infringer MAXXON's legal fees or other expenses of litigation, it shall promptly reimburse LICENSORS any retained royalties.

     7.04 CONTROL. If within six (6) months after receiving notice of any alleged infringement of the Patent Rights by a third party, MAXXON shall have been unsuccessful in persuading the alleged infringer to desist or shall not have brought and shall not be diligently prosecuting an infringement action, or if MAXXON shall notify LICENSORS at any time prior thereto of its intention not to bring suit against the alleged infringer, then LICENSORS shall have the right, but not the obligation, to prosecute, at its own expense, utilizing counsel of its choice, any infringement of the Patent Rights, and LICENSORS may, for such purposes, join MAXXON as a party plaintiff. The total cost of any such infringement action commenced solely by LICENSORS shall be borne by LICENSORS; and LICENSORS shall keep any recovery or damages for past infringement derived therefrom.

     7.05 COOPERATION. In any suit to enforce or defend the Patent Rights pursuant to this Agreement, the party not in control of such suit shall, at the request and expense of the controlling party, cooperate in all respects and, to the extent reasonably possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

     7.06 DAMAGES. In the event MAXXON institutes an action for infringement of Patent Rights and a settlement is entered into or monetary damages are awarded in a final non-appealable judgment, the amount paid as a result of such settlement or the monetary damages awarded shall be applied first to the payment of MAXXON's unpaid attorney's fees incurred in bringing the action. Any such recovery shall be included in MAXXON's calculation of Net Sales, applied to the quarter in which such recovery is obtained.

     7.07 INFRINGEMENT CLAIMS. Each party shall promptly notify the other upon receipt of any information regarding any proceedings commenced or threatened against either party or any purchaser of a Licensed Product on the ground that the manufacture, use, sale or possession of the Licensed Product is an infringement of any third party's intellectual property rights. MAXXON and LICENSORS shall jointly defend all suits brought against it as a result of the exercise of the rights granted hereunder, and each agrees to render all reasonable assistance in any such proceedings. The costs of all such actions shall be borne equally by the parties. Payment of any amounts which may be recovered by such third party by way of judgement, award, decree, or settlement, that resulted from infringement of third party patent rights by a Licensed Product, including attorneys' fees and expenses and other costs related thereto, shall be shared equally by the parties. Each of the LICENSORS and MAXXON agrees not to settle or compromise any action, suit or proceeding in a manner that would materially and adversely affect the rights of the other or the Patent Rights, without the written consent of the other.

                        VIII. WARRANTIES AND INDEMNITIES

     8.01 DISCLAIMERS. Nothing in this Agreement shall be construed as:

     (a) A warranty or representation by LICENSORS as to the validity or scope of the Patent Rights, except that LICENSORS reasonably believe that the Patent Rights do not infringe the rights of others; or

     (b) A warranty or representation by LICENSORS that anything made, used, sold, or otherwise disposed of through the License granted herein is or will be free from infringement of patents, copyrights, trademarks, or other proprietary rights of third parties.

     8.02 GENERAL REPRESENTATIONS. Each party represents and warrants to the other that: (i) it has all requisite authority and power to enter into and perform its obligations under this Agreement; (ii) the person who has executed this Agreement for such party has all requisite authority to do so for and on behalf of that party; and (iii) this Agreement is valid, binding and enforceable in accordance with its terms.

                               IX. INDEMNIFICATION

     9.01 INDEMNIFICATION. Each party agrees to indemnify, defend and hold harmless the other party and its directors, officers, employees, agents and representatives, and their respective successors, heirs and assigns ("Indemnities"), against any liability, damage, loss or expenses (including reasonable attorneys' fees and expense of litigation) incurred by or imposed upon any one of them in connection with any claims, suits, actions, demands or judgments arising out of any theory of law arising by reason of a breach of its duties hereunder. With respect to infringement by the Invention of third party intellectual property rights, each party understands and agrees that each is entering into this Agreement reasonably believing that the Invention does not infringe the rights of others, but no assurance is given by either party to that effect. Each party shall give prompt written notice to the other of the commencement of any action, suit, or proceeding for which indemnification may be sought and shall cooperate reasonably with the other in the defense and prosecution thereof. Neither party may settle any such dispute where the settlement adversely affects the rights of the other without the written consent of the other.

     9.02 Diclaimer. LICENSORS MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EXPRESSED OR IMPLIED, EXCEPT TO THE EXTENT THAT LICENSORS OWN THE INVENTION AND THE PATENT RIGHTS AND THAT THEY REASONABLY BELIEVE THAT INVENTION AND PATENT RIGHTS DO NOT INFRINGE ANY RIGHTS OF ANY OTHER PERSON OR ENTITY.

                               X. PATENT MARKINGS

     The parties each agree to comply with all applicable laws, rules and regulations applicable to its performance hereunder. MAXXON will require any manufacturers to comply with all applicable laws relating to the marking of Licensed Products on packaging with patent pending, patent numbers, copyrights, and other intellectual property notices and legends required to maintain the intellectual property rights licensed in this Agreement.

                                XI. MISCELLANEOUS

     11.01 MANNER OF PAYMENT. All payments hereunder shall be made by check to LICENSORS. MAXXON shall not withhold taxes required to be paid to a taxing authority on account of such income to LICENSORS, except as required by applicable law. Only where required to do so, MAXXON shall withhold taxes in accordance with applicable law and inform LICENSORS of all amounts so withheld. All such tax liabilities are the sole responsibility of LICENSORS.

     11.02 PROVISIONS CONTRARY TO LAW. The parties agree to comply with all laws, rules and regulations applicable to the performance of their obligations hereunder.

     11.03 NOTICES. Any notice may be initially given by facsimile with confirmation required or permitted to be given by this License by postpaid, first class, registered or certified mail addressed as set forth below unless changed by notice so given:

         For MAXXON:                                 For LICENSORS:

         MAXXON, INC.                                Ken Keltner
         8908 South Yale, Suite 409                  c/o Petroxx Resources, Inc.
         Tulsa, OK 74137-3545                        1918 East 51st-3 West
         Attn: Gifford Mabie                         Tulsa, OK 74105
         Phone: (918) 492-1257                       Phone: (918) 493-1726
         Fax: (918) 492-2560                         Fax: (918) 742-6521; and

                              Wayland J. Rippstein
                                 Route 2 Box 820
                                 Alvin, TX 77511
                              Phone: (281) 331-1230
                              Cell: (281) 414-4810

Such notices properly addressed shall be effective upon receipt by the party to whom notice is sent.

     11.04 DISPUTE RESOLUTION. The parties agree to use good faith reasonable diligence to seek to resolve all disputes by mutual agreement. All disputes arising hereunder not resolved by mutual agreement shall be resolved by binding arbitration conducted in English in Tulsa, Oklahoma in accordance with the Commercial Rules of Arbitration of the American Arbitration Association. The parties agree to be fully and finally bound by a decision made in arbitration. Each party agrees to submit to and not contest personal jurisdiction or venue in Tulsa County, Oklahoma. The prevailing party in any such proceeding shall be entitled to be awarded its attorneys' fees and expenses, enforcement costs and such other relief as the court of competent jurisdiction shall award.

     11.05 FORCE MAJEURE. Neither party to this Agreement shall be liable for delay or failure in the performance of any of its obligations hereunder, except for the payment of money, if such delay or failure is DUE TO CAUSES BEYOND ITS REASONABLE CONTROL. THE PARTY AFFECTED BY A FORCE MAJEURE event shall use its good faith diligent efforts to remedy such event as soon as is reasonably possible.

     11.06 ASSIGNMENTS. This Agreement may not be assigned by either party without the written prior consent of the other party, which consent shall not be unreasonably withheld; provided, however, MAXXON may assign this Agreement or any portion hereof to an affiliate or to a successor of all or substantially all of its business relating to the Licensed Products without the consent of LICENSORS and MAXXON shall provide LICENSORS notice of any such assignment.
Assignees of this Agreement may also assign this Agreement in the manner described above. Assignees are bound by all the obligations of this Agreement. The parties hereto agree that each is acting as an independent contractor and not as an agent of the other or as joint venturers.

     11.07 WAIVERS AND MODIFICATIONS. The failure of any party to insist on the performance of any obligation hereunder shall not act as a waiver of such obligation. No waiver, modification, release, or amendment of any obligation under this Agreement shall be valid or effective unless in writing and signed by both parties hereto.

     11.08 SUCCESSORS IN INTEREST. This Agreement shall inure to the benefit of and be binding on the parties' permitted assigns, successors in interest, and subsidiaries.

     11.09 CHOICE OF LAW AND JURISDICTION. This Agreement is subject to and shall be construed and enforced in accordance with the laws of Oklahoma.

     11.10 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties as to the subject matter hereof, and all prior negotiations, representations, agreements and understandings are merged into, extinguished by and completely expressed by this Agreement.

     11.11 NO EFFECT ON OTHER AGREEMENTS. This Agreement shall not alter or affect in any way any agreement by or between the parties or their affiliates with respect to any subject.

     11.12 FAILURE TO OBTAIN A US PATENT. LICENSORS agree to use their best efforts to cause the US Patent Application to be approved, resulting in the issuance of valid US patents covering the Invention. In the event that a US patent is not issued after LICENSORS have used their best efforts in that effort, these shall not be any liability by LICENSORS to MAXXON by reason of the failure to secure the issuance of a US patent covering the Invention.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date written below.

MAXXON, INC.                                LICENSORS:

By ______________________________           ____________________________________
Gifford Mabie, President                    Wayland J. Rippstein, Jr.

                                            ------------------------------------
                                            Lynn Carter

                                            ------------------------------------
                                            Ken Keltner

                                    ADDENDUM

  THIS ADDENDUM IS ENTERED INTO THIS 18TH day of November, 1999, between Maxxon, Inc. and Wayland J. Rippstein, Jr., Ken Keltner, and Lynn Carter

("Licensors"). The parties agree as follows:

  1. This Addendum shall supercede and clarify the terms and conditions contained in the Exclusive License Agreement between the parties. If the terms and conditions of this Addendum conflict the Exclusive License Agreement, this Addendum shall control.

  2.  The  Exclusive   License  Agreement  covers  only  the  Ripp  Syringe  and
improvements and modifications thereto. The Exclusive License Agreement does not apply in any way to any other invention, idea or patents of Licensors.

  3. Maxxon agrees to pay Licensors royalties at the rate of 4% of gross sales of Licensed Products. There shall be no deductions taken into account in determining the royalty of 4% of gross sales of Licensed Products. All deductions listed under the definition of Net Sales shall be deleted, and all references to Net Sales shall refer to gross sales.

  4. The royalty of 4% of gross sales due Licensors shall remain the property of Licensors and shall be deemed a covenant running with the all rights concerning the Ripp Syringe. In no manner, either expressed or implied, does Maxxon have the right to change this gross royalty of 4% due to Licensors.

  5. In the event Maxxon files bankruptcy or an involuntary petition in bankruptcy is successful against Maxxon, at the election of Licensors, this agreement shall immediately be terminated, and Licensors shall be vested with all right, title, and interest to the patent or any other right regarding the Ripp Syringe.

  6. Paragraph 7.03 is amended to read as follows:

  7.03. Costs of Enforcement and Defense. In the event MAXXON shall undertake the enforcement or defense of the Patent Rights, MAXXON shall pay the costs thereof, and MAXXON shall not seek or be entitled to reimbursement from LICENSORS for any amount thereof.

  7. The parties acknowledge that other than the amendments and clarifications contained in this Addendum, all other terms and conditions of the Exclusive License Agreement shall remain in full force and effect.

     In Witness Whereof, this Addendum was executed the day and year first written above.

MAXXON, INC.

By_________________________________         ____________________________________
Gifford M. Mabie, President                 Wayland J. Rippstein, Jr.

--_________________________________         ____________________________________
Ken Keltner                                 Lynn Carter